Exhibit 99.1

REV GROUP, INC. ANNOUNCES PROPOSED SECONDARY OFFERING OF COMMON STOCK AND CONCURRENT SHARE REPURCHASE

February 13, 2024

MILWAUKEE—(BUSINESS WIRE)—REV Group, Inc. (NYSE:REVG) announced today the commencement of an underwritten public offering of 12,000,000 shares of common stock by certain selling stockholders. In connection with the offering, the selling stockholders intend to grant the underwriters an option to purchase up to 1,800,000 additional shares of common stock from the selling stockholders. REV Group is not selling any shares of common stock in the offering, and REV Group will not receive any proceeds from the offering by the selling stockholders. The proposed offering is subject to market and other conditions, as well as customary closing conditions.

Baird, Goldman Sachs & Co. LLC and Morgan Stanley are serving as joint book-running managers for the proposed offering.

Assuming the underwriters purchase 12,000,000 shares of REV Group’s common stock, REV Group intends to purchase from the underwriters 6,000,000 of the shares of its common stock that are subject to the offering at a price per common share equal to the price to be paid to the selling stockholders by the underwriters. REV Group intends to fund the repurchase with cash on hand and borrowings under its revolving credit agreement.

A registration statement on Form S-3 (File No. 333-276009) relating to the shares of common stock of REV Group to be sold in the proposed offering was declared effective by the Securities and Exchange Commission (the “SEC”) on December 19, 2023. A preliminary prospectus supplement and accompanying prospectus relating to and describing the terms of the proposed offering have been filed with the SEC and may be obtained by visiting EDGAR on the SEC’s website at www.sec.gov or by contacting Baird, 777 East Wisconsin Avenue, Milwaukee, WI 53202, Attention: Syndicate Department, Telephone: 800-792-2473, Email: syndicate@rwbaird.com, Goldman Sachs & Co. LLC, 200 West Street, New York, NY 10282-2198, Attention: Prospectus Department, Telephone: 866-471-2526, Email: Prospectus-ny@ny.email.gs.com or Morgan Stanley & Co. LLC, 180 Varick Street, 2nd Floor, New York, NY 10014, Attn: Prospectus Department. The final terms of the proposed offering will be disclosed in a final prospectus supplement to be filed with the SEC.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About REV Group

REV Group (REVG) is a leading designer, manufacturer and distributor of specialty vehicles and related aftermarket parts and services. We serve a diversified customer base, primarily in the United States and Canada, through two segments: Specialty Vehicles and Recreational Vehicles. We provide customized vehicle solutions for applications, including essential needs for public services (ambulances and fire apparatus), commercial infrastructure (terminal trucks and industrial sweepers) and consumer leisure (recreational vehicles). Our diverse portfolio is made up of well-established principal vehicle brands, including many of the most recognizable names within their industry. Several of our brands pioneered their specialty vehicle product categories and date back more than 50 years. REV Group trades on the NYSE under the symbol REVG.

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REV Group, Inc.

Drew Konop, 1-888-738-4037 (1-888-REVG-037)

investors@revgroup.com

Source: REV Group, Inc.